Exhibit 10.1

Executive Employment Agreement

This Executive Employment Agreement (this “Agreement”) is made as of the 24th day of October, 2014 by and between Liquid Holdings Group, Inc., a Delaware corporation (“Holdings” or the “Employer”), and Peter R. Kent (the “Executive”) (each of Employer and Executive, a “Party and together, the “Parties”). Holdings, any direct or indirect wholly-owned subsidiary of Holdings, and any other affiliate company of the foregoing are sometimes referred to herein individually as a “Liquid Company” and collectively as the “Liquid Company Group.”

WHEREAS, the Employer wishes to employ the Executive as its Chief Financial Officer upon the terms and conditions provided in this Agreement; and

WHEREAS, in consideration of the employment terms and conditions set forth in this Agreement, including without limitation the grant of options referenced in Section 4(d) hereof, the Executive is willing to be employed by the Employer as its Chief Financial Officer;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.      Employment. The Employer hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Employer, on the terms and conditions set forth herein.

2.      Term. Subject to the provisions for earlier termination as hereinafter provided, the term of this Agreement will begin on October 24, 2014 (the “Effective Date”) and will continue until December 31, 2016 (the “Initial Term of Employment”). This Agreement will be automatically renewed for successive one (1) year terms (each, a “Renewal Term”) unless either the Employer or the Executive sends written notice of termination to the other Party not less than sixty (60) days prior to the expiration of the Initial Term of Employment or any Renewal Term. The Initial Term of Employment together with any Renewal Term(s) will hereinafter be referred to as the “Term of Employment.”

3.      Position and Duties; Place of Performance.

(a)          The Executive will serve as Chief Financial Officer of Holdings, reporting to the Chief Executive Officer of Holdings, and in such role Executive shall have such duties, responsibilities and authority customarily possessed by an executive in such position (subject to the input, direction and oversight of his supervisor and of the Board of Directors of Holdings (the “Board”)), together with such other duties as may reasonably be assigned from time-to-time by the Board.

(b)          The Executive will devote Executive’s full business time and best efforts to Executive’s employment and perform diligently Executive’s duties hereunder; provided, the Executive may (i) serve on the board of other for profit or non-profit entities, (ii) deliver lectures and fulfill speaking engagements and (iii) manage the Executive’s personal investments, so long as such activities do not significantly interfere with the performance and fulfillment of the Executive’s duties and responsibilities as an employee of Holdings in accordance with this Agreement and, in the case of the activities described in clause (i) of this proviso, such activities will be conditioned upon consent by the Board. The Executive’s principal place of work shall be located at Holdings’ corporate headquarters.

(c)          The Executive shall at all times comply with, and be subject to, such reasonable policies, procedures, rules and regulations as the Employer may establish and maintain in effect from time to time, including without limitation the Employer’s Code of Business Conduct (collectively, the “Policies”).

4.      Compensation.

(a)          Base Salary. During the Term of Employment, the Executive will receive from the Employer an annual base salary of Four Hundred Fifty Thousand dollars ($450,000) (the “Base Salary”), payable in accordance with the standard practice of the Employer in the payment of salaries of its employees but no less frequently than monthly. The Board will review the Base Salary from time to time, and may, in its sole and absolute discretion, increase the Base Salary. The Executive’s Base Salary may not be reduced.

(b)          Annual Bonus. During the Term of Employment, the Executive shall be eligible to receive an annual performance bonus, with a target of 50% of Base Salary, for each fiscal year of the Employer at the discretion of the Employer, payable in cash (each an “Annual Bonus”), which shall be determined in accordance with criteria established by the Board or any compensation committee appointed by the Board. No Annual Bonus will be payable in respect of 2014.

(c)          Incentive Compensation Awards. The Executive shall be entitled to participate in any equity-based compensation plan (or similar substitute equity incentive plan) of the Employer as determined by the Board.

(d)          Option Grant. As an inducement to become an employee of Employer, the Executive shall be entitled to receive options to purchase one million (1,000,000) shares of the Employer’s common stock (the “Options”) at a strike price determined by the Human Resources and Compensation Committee of the Board at the time of grant and otherwise on terms substantially similar to those applicable to grants of incentive compensation pursuant to the Employer’s 2012 Amended and Restated Stock Incentive Plan, including without limitation vesting of one third of the Options on each of the first three anniversaries of the Effective Date.

(e)          Executive Benefits.

(i)          Executive will be provided with such medical, insurance and other employee privileges and benefits (“Benefits”) as are afforded to other executive employees of the Employer.

(ii)         The Employer may, at its election and for its benefit, obtain insurance against the disability, accidental loss or death of the Executive (e.g. “Key Man Insurance”) and the Executive shall submit to such physical examinations and supply such information as may be reasonably required in connection with the obtainment thereof.

(f)          Expenses. The Executive will be entitled to reimbursement by the Employer for the out-of-pocket expenses incurred by him in performing services under this Agreement to the extent such expenses are reimbursable under Employer’s expense reimbursement policies.

(g)          Paid Time Off. The Executive shall be entitled to paid time off (“PTO”) of twenty (20) days per year and such other paid absences in accordance with the Policies as in effect for other senior executives of the Employer. The Executive shall have five (5) days of PTO in respect of the year ending December 31, 2014.

5.      Termination of Employment. Executive shall be an at-will employee of the Employer and, subject only to the terms of this Agreement, Executive’s employment may be terminated for any reason or no reason and at any time, including, without limitation, under the following circumstances:

(a)          Death. The Executive’s employment shall be terminated upon Executive’s death.

(b)          Disability. The Executive’s employment may be terminated by the Employer due to illness or other physical or mental disability of the Executive, resulting in Executive’s inability to perform substantially Executive’s duties under this Agreement for a period of ninety (90) or more consecutive days or for one hundred eighty (180) days in the aggregate during any consecutive twelve (12) month period (“Disability”).

(c)          Cause. The Executive’s employment may be terminated by the Employer for Cause. For purposes of this Agreement, the Employer will have “Cause” to terminate the Executive’s employment upon:

(i)          the Executive’s conviction or plea of nolo contendere for any felony;

(ii)         the Executive’s commission of any act of embezzlement, theft, or fraud, or any misappropriation by the Executive of funds or property of any Liquid Company, or any other willful misconduct or deliberate injury to any Liquid Company in the performance of Executive’s duties hereunder;

(iii)        the Executive’s willful failure to correct, cease or otherwise alter any act or omission that, directly or indirectly, could reasonably be expected to have a material adverse effect on the business or operations of any Liquid Company, in each case where such failure shall continue beyond a period of fifteen (15) calendar days immediately following the Executive’s receipt of written notice from the Board;

(iv)        the Executive’s intentional failure to perform Executive’s duties or carry out lawful directions of the Board or Executives supervisor; or

(v)         the Executive’s willful material breach of any provision of this Agreement or any other agreement between the Executive and any Liquid Company, in each case where such breach shall continue beyond a period of fifteen (15) calendar days immediately following Executive’s receipt of written notice thereof from such Liquid Company.

Any termination for Cause shall be effectuated by giving the Executive written notice setting forth in reasonable detail the specific conduct of the Executive that constitutes Cause and the specific provision(s) of this Agreement on which the Employer relied.

Any termination for Cause will not be in limitation of any other right or remedy the Employer has under this Agreement or otherwise. In the event that the Executive’s employment is terminated by the Employer for Cause, any amount due to the Executive under Section 6 below may be offset to the extent of any losses resulting, directly or indirectly, to the Liquid Company Group from Executive’s conduct resulting in the for-Cause termination.

(d)          Termination by Executive for Good Reason. The Executive’s employment may be terminated by the Executive for “Good Reason.” For the purposes of this Agreement, the Executive will have “Good Reason” to terminate Executive’s employment upon:

(i)          any reduction in Executive’s Base Salary;

(ii)         the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including, without limitation, status, office, title and reporting chain), authority, duties or responsibilities hereunder, or any other action that results in a material diminution in any such position, duties, authority or responsibilities hereunder;

(iii)        any change in Executive’s principal place of work to a location more than fifty (50) miles outside the Borough of Manhattan, New York City, New York without the prior written consent of Executive; or

(iv)        any other material breach by the Employer of this Agreement, where the breach shall continue beyond a period of fifteen (15) calendar days immediately following the Employer’s receipt of written notice from the Executive thereof.

A termination of employment by the Executive for Good Reason shall be effectuated by giving the Employer written notice (“Notice of Termination for Good Reason”), not later than sixty (60) days following the occurrence of the circumstance that constitutes Good Reason, setting forth in reasonable detail the specific conduct of the Employer that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relied. The Employer shall be entitled, during the 30-day period following receipt of a Notice of Termination for Good Reason, to cure the circumstances that gave rise to Good Reason, provided that the Employer shall be entitled to waive its right to cure or reduce the cure period by delivery of written notice to that effect to the Executive (such 30-day or shorter period, the “Cure Period”). If, during the Cure Period, such circumstance is remedied, the Executive will not be permitted to terminate employment for Good Reason as a result of such circumstance. If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, the Executive will be entitled to terminate employment for Good Reason during the 30-day period that follows the end of the Cure Period. If the Executive does not terminate employment during such 30-day period, the Executive will not be permitted to terminate employment for Good Reason as a result of such event.

6.      Compensation Upon Termination.

(a)          If the Executive’s employment is terminated as a result of the Executive’s death or Disability, Executive, or Executive’s estate, will be entitled to:

(i)          any Base Salary earned but not yet paid;

(ii)         continuation of Executive’s Base Salary (the “Severance Payments”) for the period of two (2) months from the date of termination;

(iii)        reimbursement in accordance with this Agreement of any business expense incurred by the Executive but not yet paid; and

(iv)        other compensation or Benefits accrued and earned by the Executive through the date of Executive’s death or Disability in accordance with applicable plans and programs of the Employer.

(b)          If the Executive’s employment is terminated by the Employer for Cause, or by the Executive for other than Good Reason, the Executive will be entitled to:

(i)          any Base Salary earned but not yet paid;

(ii)         reimbursement in accordance with this Agreement of any business expense incurred by the Executive but not yet paid; and

(iii)        other compensation or Benefits accrued and earned by the Executive through the date of Executive’s termination, in accordance with applicable plans and programs of the Employer.

(c)          If the Executive’s employment is terminated by the Employer without Cause, or terminated by the Executive for Good Reason, the Executive will be entitled to:

(i)          any Base Salary earned but not yet paid;

(ii)         continuation of the Base Salary (the “Severance Payments”), at the rate in effect on the date of Executive’s termination of employment (determined without regard to any reduction constituting Good Reason) and, subject to Section 6(d), payable to the Executive in accordance with the Employer’s standard payroll procedures, for a period of nine (9) months (increasing to twelve (12) months after the Initial Term of Employment) from the date of termination (the “Severance Period”);

(iii)        reimbursement in accordance with the Employer’s reimbursement policies of any business expenses incurred by the Executive but not yet paid to him on the date of Executive’s termination of employment;

(iv)        other compensation or Benefits accrued and earned by the Executive through the date of Executive’s termination, in accordance with the Employer’s applicable plans and programs;

(v)         should such termination occur during the Initial Term of Employment, the accelerated vesting to the date of termination of the next unvested tranche of (A) the Options, and (B) any other incentive compensation received by the Executive, in each case that would otherwise vest but for the termination;

(vi)        should such termination occur within twelve (12) months of a Change of Control (as defined below in paragraph (d) of this Section 6), the accelerated vesting to the date of termination of all unvested (A) Options and (B) other incentive compensation received by the Executive; and

(vii)       if the Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), reimbursement by Employer for the difference between the monthly COBRA premium paid by the Executive for himself and his dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive on the 15th of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the end of the Severance Period; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer. Notwithstanding the foregoing, if the Company’s making payments under this Section 6(c)(vi) would violate the nondiscrimination rules applicable to non-grandfathered plans, or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (the “PPACA”), the Parties agree to reform this Section 6(c)(vi) in a manner as is necessary to comply with the PPACA.

(d)          For purposes of this Agreement, a “Change of Control” shall be deemed to occur upon the happening of any of the following during the Term of Employment:

(i)          Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose selection or nomination for election was approved by a vote of the Incumbent Directors then on the Board (either by a specific vote or by approval of the Employer’s proxy statement in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Employer as a result of an actual or threatened election contest (“Election Contest”) or other actual or threatened solicitation of proxies or consent by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director.

(ii)         Any person becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Employer representing fifty percent (50%) or more of the combined voting power of the Employer’s then outstanding securities eligible to vote for the election of the Board (the “Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change of Control of the Employer by virtue of any of the following acquisitions: (a) by any Liquid Company; (b) by any employee benefit plan (or related trust) sponsored or maintained by any Liquid Company, (c) by any underwriter temporarily holding securities pursuant to an offering of such securities, (d) pursuant to a Non-Qualifying Transaction (as defined below in paragraph (d)(iii) of this Section 6), (e) pursuant to any acquisition by the Executive or any group of persons including the Executive (or any entity or entities controlled by the Executive or any group of persons including the Executive), or (f) pursuant to any acquisition by Douglas Von Allmen (“Von Allmen”) or any group of persons including Von Allmen (or any entity or entities controlled by Von Allmen or any group of persons including Von Allmen).

(iii)        The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving any Liquid Company that requires the approval of the Employer’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or sale or other disposition of all or substantially all of the Employer’s assets to an entity that is not an affiliate of the Employer (a “Sale”), unless immediately following such Reorganization or Sale: (a) more than 50% of the total voting power of (x) the corporation resulting from such Reorganization or the corporation which has acquired all or substantially all of the assets of the Employer (in either case, the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least a majority of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (b) no person (other than the Executive, affiliates of the Executive, Von Allmen, affiliates of Von Allmen or any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (c) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfied all of the criteria specified in (a), (b) and (c) above shall be deemed to be a “Non-Qualifying Transaction”).

(iv)        The stockholders of the Employer approve a plan of complete liquidation or dissolution of the Employer.

Notwithstanding the foregoing, a Change of Control of the Employer shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Voting Securities as a result of the acquisition of Voting Securities by the Employer which reduces the number of Voting Securities outstanding; provided, that if after such acquisition by the Employer such person becomes the beneficial owner of additional Voting Securities that increases the percentage of outstanding Voting Securities beneficially owned by such person, a Change of Control of the Employer shall then occur.

Furthermore, notwithstanding the foregoing, a Change of Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A (as defined in Section 20 below).

(e)          Any amounts due under this Section 6 are in the nature of severance payments or liquidated damages or both, and will fully compensate the Executive and Executive’s dependents or beneficiaries, as the case may be, for any and all direct damages and consequential damages that any of them may suffer as a result of lawful termination of the Executive’s employment, and they are not in the nature of a penalty. In order to receive any of the Severance Payments, prior to the payment of such amounts, Executive shall execute and agree to be bound by a release of claims in the form substantially similar to the form attached hereto as Exhibit A within sixty (60) days after the date of termination of the Executive’s employment. Any Severance Payments due prior to the sixtieth day after the date of the Executive’s termination of employment shall be payable on the first payroll date following such sixtieth day and the remaining Severance Payments shall be made in accordance with the Employer’s standard payroll schedule. The Employer shall tender the release of claims to the Executive within fifteen (15) days following the date of Executive’s termination of employment and, upon any failure of the Employer to so tender such release within such time period, the Executive’s obligation to provide such release in order to receive the Severance Payments shall cease to apply.

(f)          The Executive shall not be required to seek other employment or attempt in any way to mitigate or reduce the amounts payable to him under this Section 6 and such amounts shall not be reduced by any compensation earned by the Executive subsequent to the termination of Executive’s employment with the Employer.

(g)          For the avoidance of doubt, Executive will not be entitled to a Severance Payment as a result of the Employer’s election not to renew this Agreement pursuant to Section 2.

(h)          Upon the Executive’s termination of employment with Employer, the Executive’s employment with any other Liquid Company shall terminate and, if requested by the Board, the Executive shall immediately resign from all other positions with any Liquid Company.

7.      Non-Competition & Other Covenants.

(a)          The Executive acknowledges that he has had or will have unlimited access to the confidential information and business methods relating to the Liquid Company Group’s business and operations and that the Employer would be irreparably injured and the goodwill of the Employer would be irreparably damaged if the Executive were to breach the covenants set forth in this Section 7. The Executive further acknowledges that the covenants set forth in this Section 7 are reasonable in scope and duration and do not unreasonably restrict the Executive’s association with other business entities, either as an employee or otherwise as set forth herein.

(b)          During the Term of Employment and for one (1) year after termination of the Executive’s employment or non-renewal of this Agreement pursuant to Section 2 (the “Noncompete Period”), the Executive must not in North America, or in any foreign country in which the Liquid Company Group is, as of the date of termination, conducting business or has taken significant steps to commence conducting business, directly or indirectly, whether as an individual on the Executive’s own account, or as a shareholder, partner, member, joint venturer, director, officer, employee, consultant, creditor and/or agent, of any person, firm or organization or otherwise:

(i)          own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity or otherwise engage in any business that is engaged in the Business, as described in Section 7(d);

(ii)         employ, or solicit for employment, other than by means of general advertising to the public, any present, former or future employee of any Liquid Company that is employed by a Liquid Company during the Term of Employment; or

(iii)        affirmatively induce, other than by means of general advertising to the public, any person who is a present or future employee, officer, agent, affiliate or customer of any Liquid Company during the Term of Employment to terminate his, her or its relationship with such Liquid Company.

(c)          Notwithstanding anything herein to the contrary, the Executive will be permitted to own shares of any class of capital stock or other equity interests of any publicly held entity so long as the aggregate holdings of the Executive represent less than five percent (5%) of the outstanding shares of such class of capital stock or equity.

(d)          For purposes of Section 7, the “Business” shall mean operation of a commercial “front end” trading technology company and/or “risk management” technology company engaged in selling/licensing “front end” trading systems and/or “risk management” systems to traders or firms and receiving remuneration for the license. A “front end” is a program that enables a trader to enter orders to a single or multiple exchanges on a manual basis. A “risk management” system is used to evaluate and quantify risk of traders’ and/or firms’ trading exposure.

(e)          Notwithstanding the foregoing, Section 7 shall not preclude the Executive from (i) creating a technology company that does not operate in the financial services space, is not engaged in the Business and does not otherwise compete with any member of the Liquid Company Group, or (v) creating technology that will support Executive’s personal trading activities, which technology will not be sold, resold or licensed; provided that in all cases the Executive shall continue to be bound by the terms and conditions set forth in the Proprietary Rights Agreement (as defined below).

(f)          Non-Disparagement Restrictions. Each of the Executive and the Employer covenants and agrees that during the Noncompete Period, such Party will not, directly or indirectly, either in writing or by any other medium, make any disparaging, derogatory or negative statement, comment or remark about the other Party or any of its affiliated companies, or any of their respective officers, directors, employees, affiliates, subsidiaries, successors and assigns, as the case may be; provided, however, that either Party may make such statements, comments or remarks as are necessary to comply with law.

8.      Rights and Remedies Upon Breach.

(a)          The Executive expressly agrees and understands that the remedy at law for any breach by the Executive of Section 7 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of the Executive’s violation of Section 7, the Employer will be entitled, among other remedies, to injunctive relief and may obtain a temporary restraining order restraining any threatened or further breach. Nothing in this Section 8(a) will be deemed to limit the Employer’s remedies at law or in equity for any breach by the Executive of any of the provisions of this Agreement which may be pursued or availed of by the Employer.

(b)          In the event any court of competent jurisdiction determines that the specified time period or geographical area set forth in Section 7 is unreasonable, arbitrary or against public policy, then a lesser time period or geographical area that is determined by the court to be reasonable, non-arbitrary and not against public policy may be enforced.

(c)          In the event the Employer has successfully asserted in a formal legal action that the Executive is violating any legally enforceable provision of Section 7 as to which there is a specific time period during which the Executive is prohibited from taking certain actions or engaging in certain activities, then, in such event the violation will toll the running of the time period from the date of the assertion until the violation ceases.

9.      Executive’s Representations & Warranties. The Executive represents and warrants to the Employer as follows:

(a)          The Executive is not now, and will not become during the Term of Employment, a party to or otherwise subject to any other agreement or restriction that could interfere with Executive’s employment with the Employer or Executive’s or the Employer’s rights and obligations hereunder. Executive’s acceptance of employment with the Employer and the performance of Executive’s duties hereunder will not breach the provisions of any contract, agreement, or understanding to which he is party or any duty owed by him to any other third party, including, without limitation, any non-competition agreement, non-solicitation agreement, or confidentiality agreement.

(b)          During the ten-year period prior to the date of this Agreement:

(i)          no petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of, Executive, or any partnership in which the Executive was a general partner at or within two years before the time of such filing or appointment, or any corporation or business association of which the Executive was an executive officer at or within two years before the time of such filing or appointment;

(ii)         the Executive was not convicted in a criminal proceeding and is not named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(iii)        the Executive was not been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining the Executive from, or otherwise limiting, the following activities:

1)         acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the U.S. Commodity Futures Trading Commission (the “CFTC”), or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

2)         engaging in any type of business practice; or

3)         engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(iv)        the Executive was not the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the right of the Executive to engage in any activity described above in paragraph (b)(iii)(1) of this Section 9, or to be associated with persons engaged in any such activity;

(v)         the Executive was not found by a court of competent jurisdiction in a civil action or by the U.S. Securities and Exchange Commission (the “SEC”) to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC was not subsequently reversed, suspended, or vacated;

(vi)        the Executive was not found by a court of competent jurisdiction in a civil action or by the CFTC to have violated any federal commodities law, and the judgment in such civil action or finding by the CFTC was not subsequently reversed, suspended or vacated;

(vii)       the Executive was not the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

1)         any federal or state securities or commodities law or regulation; or

2)         any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

3)         any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(viii)      the Executive was not the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act, as amended), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

(c)          Employee (i) was the subject of an Acceptance, Waiver & Consent (an “AWC”) in NASD Case No. C10020069, with a resolution date of July 23, 2002, and (ii) has executed one or more AWCs on behalf of Employee’s employing firm. Employer acknowledges that neither item (i) nor item (ii) in the preceding sentence, assuming their accuracy, shall be considered a violation of the representations in paragraph (b) of this Section 9.

10.    Assignability; Binding Nature. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, heirs and personal representatives (in the case of the Executive in the event of Executive’s death or Disability) and permitted assigns. The Executive’s heirs and personnel representatives are intended third party beneficiaries hereunder. No rights or obligations of the Employer under this Agreement may be assigned or transferred by the Employer without the prior written consent of the Executive, except that such rights or obligations may be assigned or transferred pursuant to (a) a merger or consolidation in which an Employer is not the continuing entity, or (b) a sale or liquidation of all or substantially all of the assets of the Liquid Company Group, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Liquid Company Group and such assignee or transferee assumes the liabilities, obligations and duties of the Liquid Company Group, as contained in this Agreement, either contractually or as a matter of law. No obligations of the Executive under this Agreement may be assigned or transferred by the Executive.

11.    Indemnification; Directors and Officers Insurance. The Employer agrees that in connection with the Executive’s service to the Employer pursuant hereto, the Executive shall be entitled to the benefit of any indemnification provisions in the formation and governance documents of any Liquid Company and any director and officer liability insurance coverage carried by any Liquid Company, if any. The Employer shall take no action to amend or revise the provisions in its Certificate of Incorporation or Bylaws that would reduce or impair the right of the Executive to indemnification thereunder.

12.    Entire Agreement. This Agreement and the At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement executed by the Executive as a condition to his employment by Employer, a form of which is attached hereto as Exhibit B (the “Proprietary Rights Agreement”), contain the entire understanding of the Parties with regard to their subject matter and supersede all prior agreements and understandings between the Parties with regard to their subject matter.

13.    Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both the Executive and authorized officers of the Employer. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party will be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or authorized officers of the Employer, as the case may be.

14.    Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

15.    Survivorship. The respective rights and obligations of the Parties and third party beneficiaries hereunder, including, without limitation the covenants of Section 7, will survive any termination of the Executive’s employment with the Employer to the extent necessary to the intended preservation of such rights and obligations as described in this Agreement.

16.    Dispute Resolution. In the event that the Parties are unable to resolve any controversy or claim arising out of or in connection with this Agreement or breach hereof, such dispute shall be submitted to binding arbitration administered by the American Arbitration Association under its national rules for the resolution of employment disputes. The Parties agree that each will bear its respective costs and attorneys’ fees and the arbitrator shall not have authority to award attorneys’ fees or costs to any Party. The arbitrator shall have no power or authority to make awards or orders granting relief that would not be available to a Party in a court of law. The arbitrator’s award is limited by and must comply with this Agreement. The decision of the arbitrator shall be final and binding on the Parties. Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Section 8 above or the Proprietary Rights Agreement will be subject to arbitration under this Section 16, but will instead be subject to determination in a court of competent jurisdiction applying New York law, consistent with Sections 17, 18 and 19 of this Agreement, where either Party may seek injunctive or equitable relief.

17.    Applicable Law. The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the laws that might be applied under principles of conflicts of law.

18.    Consent to Jurisdiction. Any legal action, suit, or proceeding arising out of or relating to this Agreement may only be instituted in a state or federal court in the State of New York, and each Party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each Party further irrevocably submits to the jurisdiction of any such court in any such action, suit, or proceeding.

19.    Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION LITIGATED IN ANY COURT BASED UPON, WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT AND ANY AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.

20.    Tax Withholding; Section 409A Compliance.

(a)          The Employer shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to the Executive.

(b)          Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the compensation and benefits set forth herein either shall either be exempt from the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) or shall comply with the requirements of such provision.

(c)          Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon or following a termination of the Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A shall be delayed and paid or provided, without interest, on the earlier of (i) the first business day after the date which is six months after the Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of the Executive’s death. For the purposes of clarification, any payments that are subject to Section 409A of the Code shall not include any payments on the occurrence of an involuntary termination of employment that would satisfy the short-term deferral exclusions described in Section 1.409A-1(b)(4) of the Income Tax Regulations or the separation pay exception described in Section 1.409A-1(b)(9) of the Income Tax Regulations; and such payments may be made immediately upon such termination of employment.

(d)          After the Executive’s termination of employment, the Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Employer.

(e)          Notwithstanding any other provision of this Agreement to the contrary, in the event, and to the extent that, the provision or reimbursement of costs incurred in connection with any post-termination welfare benefits provided under this Agreement results in the deferral of compensation within the meaning of Section 409A of the Code because the benefits are outside the scope of Section 1.409A-1(b)(9)(v) of the Treasury Regulations and result in the deferral of compensation within the meaning of Section 409A of the Code, then the reimbursement or provision of such benefits shall be subject to the requirements of Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, and (1) reimbursements or benefits shall be provided only during the applicable period specified in the Agreement, (2) the amount of expenses eligible for reimbursement or the benefits provided in kind during a particular calendar year shall not affect the expenses eligible for reimbursement or the in kind benefits to be provided in any other calendar year, (3) the reimbursement of any eligible expense shall be made on or before December 31 of the year following the year in which the expense was incurred provided reasonable documentation of such expense is submitted to the Employer within ninety (90) days after the date any such expense was incurred, and (4) the Executive’s right to reimbursement or the provision of in-kind benefits shall not be subject to liquidation or exchange for another benefit.

21.    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document, provided such facsimile or e-mail has been acknowledge by the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 21):

If to Holdings:	800 Third Avenue, 38th Floor New York, NY 10022 Attention: General Counsel Telephone: (212) 293-1836 E-mail: legal@liquidholdings.com
If to the Executive:	Peter R. Kent 118 Hiawatha Avenue Oceanport, New Jersey 07757 Telephone: E-mail: prkent3@gmail.com

22.    Headings. The section and other headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

23.    Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall be deemed to be one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Executive Employment Agreement as of the date first above written.

LIQUID HOLDINGS GROUP, INC.

By:	/s/ Brian M. Storms
Name: Brian M. Storms
Title: Chief Executive Officer

EXECUTIVE:

/s/ Peter R. Kent
Peter R. Kent

Signature Page to

Executive Employment Agreement

EXHIBIT A

FORM OF RELEASE

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Peter Kent (“Employee”) and Liquid Holdings Group, Inc., a Delaware corporation (“Employer”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee was employed by Employer and ADP TotalSource as co-employers;

WHEREAS, Employee separated from employment with Employer and ADP TotalSource effective ________________ (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against Employer and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from Employer;

NOW, THEREFORE, in consideration of the mutual promises made herein, Employer and Employee hereby agree as follows:

1.          Subject to Employee’s compliance with this Agreement and Release, Employer agrees to provide Employee with severance in the amount of ________________________, minus applicable withholdings and deductions, to be paid for a period of nine months after the Separation Date. Employee may elect to continue health insurance coverage, following the Separation Date, in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) regardless of whether Employee enters into this Agreement and Release. If Employee elects to continue coverage under COBRA under the circumstances set forth in Section 6 of the Employee’s Executive Employment Agreement with Employer, dated __________ (the “Employment Agreement”), Employer will reimburse premiums to the extent provided in said Section 6 of the Employment Agreement. The consideration set forth in this Paragraph 1 is inclusive of any and all amounts, including but not limited to attorneys’ fees, that may be claimed by Employee or on Employee’s behalf against Employer. Employee’s benefits will be governed by applicable plan terms.

2.          Employee will receive by __________________ any salary, wages, incentives, bonuses, commissions and any other type of compensation due to Employee, to be paid in full for work performed through and including the Separation Date. Employee further acknowledges that, as of the date of Employee’s signing of this Agreement and Release, Employee has sustained no injury or illness related in any way to Employee’s employment with Employer for which a workers compensation claim has not already been filed.

3.          In return for Employer’s agreement to provide Employee with the consideration referred to in Paragraph 1, Employee, for Employee and Employee’s heirs, beneficiaries, devisees, privies, executors, administrators, attorneys, representatives, and agents, and Employee’s and their assigns, successors and predecessors, hereby releases and forever discharges Employer, ADP TotalSource, their respective parents, subsidiaries and affiliates (including without limitation Liquid Holdings Group, Inc.), and the officers, directors, employees, members, agents, attorneys, predecessors, successors and assigns of each of the foregoing entities (collectively, the “Released Parties”) from any and all actions, causes of action, suits, debts, claims, complaints, charges, contracts, controversies, agreements, promises, damages, counterclaims, cross-claims, claims for contribution and/or indemnity, claims for costs and/or attorneys’ fees, judgments and demands whatsoever, in law or equity, known or unknown, Employee ever had, now has, or may have against the Released Parties as of the date of Employee’s signing of this Agreement and Release, including without limitation any rights Employee may have under the Employment Agreement. This release includes, but is not limited to, any claims alleging breach of express or implied contract, wrongful discharge, constructive discharge, breach of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent supervision or retention, violation of the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, claims pursuant to any other federal, state or local law regarding discrimination, harassment or retaliation based on age, race, sex, religion, national origin, marital status, disability, sexual orientation or any other unlawful basis or protected status or activity, and claims for alleged violation of any other local, state or federal law, regulation, ordinance, public policy or common-law duty having any bearing whatsoever upon the terms and conditions of, and/or the cessation of Employee’s employment with and by Employer. This release does not include claims that may not be released under applicable law.

4.          Employee agrees not only to release and discharge the Released Parties from any and all claims against the Released Parties that Employee could make on Employee’s own behalf, but also those which may have been or may be made by any other person or organization on Employee’s behalf. Employee specifically waives any right to become, and promises not to become, a member of any class in a case in which any claim or claims are asserted against any of the Released Parties based on any acts or omissions occurring on or before the date of Employee’s signing of this Agreement and Release. If Employee is asserted to be a member of a class in a case against any of the Released Parties based on any acts or omissions occurring on or before the date of Employee’s signing of this Agreement and Release, Employee shall immediately withdraw with prejudice in writing from said class, if permitted by law to do so. Employee agrees that Employee will not encourage or assist any person in filing or pursuing any proceeding, action, charge, complaint, or claim against the Released Parties, except as required by law.

5.          This Agreement and Release is not intended to interfere with Employee’s exercise of any protected, nonwaivable right, including Employee’s right to file a charge with the Equal Employment Opportunity Commission or other government agency. By entering into this Agreement and Release, however, Employee acknowledges that the consideration set forth herein is in full satisfaction of any amounts to which Employee might be entitled and Employee is forever discharging the Released Parties from any liability to Employee for any acts or omissions occurring on or before the date of Employee’s signing of this Agreement and Release. This Agreement and Release is also not intended to diminish any right of indemnity that the Employee may enjoy in respect of his actions or inactions during his tenure as an employee of Employer.

6.          Neither this Agreement and Release, nor anything contained herein, shall be construed as an admission by the Released Parties of any liability or unlawful conduct whatsoever. The Parties hereto agree and understand that the consideration set forth in Paragraph 1 is in excess of that which Employer is obligated to provide to Employee, and that it is provided solely in consideration of Employee’s execution of this Agreement and Release. Employer and Employee agree that the consideration set forth in Paragraph 1 is sufficient consideration for the release being given by Employee in Paragraphs 3, 4 and 5, and for Employee’s other promises herein.

7.          Employee’s signature below constitutes Employee’s certification under penalty of perjury that Employee has returned any originals and all copies of all files, notes, documents, slides, computer disks, printouts, reports, lists of Employer’s clients or leads or referrals to prospective clients, and other media or property in Employee’s possession or control which contain or pertain to Confidential Information (as defined below) and other items provided to Employee by Employer, developed or obtained by Employee in connection with Employee’s employment with Employer, or otherwise belonging to Employer, including all property of Employer, such as supplies, keys, access devices, books, identification cards, computers, telephones, and other equipment, and that Employee has not supplied any such Confidential Information to any person, except as was required to carry out Employee’s duties as an employee of Employer.

8.          Employee understands and agrees that Employee may have learned or had access to, or assisted in the development of, highly confidential and sensitive information and trade secrets about Employer, its operations and its clients, and that providing its clients with appropriate assurances that their confidences will be protected is crucial to Employer’s ability to obtain clients, maintain good client relations, and conform to contractual obligations. “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of Employer, technical data, trade secrets or know-how, and includes, but is not limited to: (i) financial and business information related to Employer, such as strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information related to Employer, such as product formulations, new and innovative product ideas, methods, procedures, devices, equipment, machines, data processing programs, software, software codes, computer models, and research and development projects; (iii) client information, such as the identity of Employer’s clients, the names of representatives of Employer’s clients responsible for entering into contracts with Employer, the amounts paid by such clients to Employer, specific client needs and requirements, and leads and referrals to prospective clients; (iv) personnel information, such as the identity and number of Employer’s other employees, their salaries, bonuses, benefits, skills, qualifications, and abilities; (v) any and all information in whatever form relating to any client or client of Employer, including but not limited to its business, employees, operations, systems, assets, liabilities, finances, products, and marketing, selling, and operating practices; (vi) any information not included in (i) or (ii) above which Employee knows or should know is subject to a restriction on disclosure or which Employee knows or should know is considered by Employer or Employer’s clients or prospective clients to be confidential, sensitive, proprietary, or a trade secret or is not readily available to the public; and (vii) intellectual property, including inventions and copyrightable works. Confidential Information is not generally known or available to the general public, but has been developed, compiled or acquired by Employer at its great effort and expense. Confidential Information can be in any form: oral, written, or machine readable, including electronic files.

9.          Employee acknowledges and agrees that Employer is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information, which was developed, compiled and acquired by Employer at its great effort and expense. Employee further acknowledges and agrees that any disclosing, divulging, revealing or using of any of the Confidential Information, other than as specifically authorized by Employer, will be highly detrimental to Employer and will cause it to suffer serious loss of business and pecuniary damage. Accordingly, Employee agrees that Employee will not, for any purpose whatsoever, directly or indirectly use, disseminate, or disclose to any person, organization, or entity Confidential Information, except as expressly authorized by the highest executive officer of Employer or by order of a court of competent jurisdiction after providing Employer with sufficient notice to contest such order.

10.         Employee will direct all requests for references to Employer’s Human Resources Department, who will confirm Employee’s job title, dates of employment and, with written authorization from Employee, Employee’s salary. Employee agrees to refrain from making statements that may reasonably be construed as negative or in any manner disparaging of the Released Parties. Employer agrees to refrain from making statements that may reasonably be construed as negative or in any manner disparaging of Employee.

11.         Employee agrees and promises not to disclose, either directly or indirectly, in any manner whatsoever, any information regarding the existence or terms of this Agreement and Release, to any person or entity, except to members of Employee’s immediate family, Employee’s attorney and Employee’s accountant and/or financial advisor, provided that such persons agree to keep this information confidential, and except as may be required by law.

12.         Employee agrees not to use, disclose to others, or permit anyone access to any of Employer’s trade secrets or confidential or proprietary information without Employer’s express consent, and to return immediately to Employer all Employer property upon termination of Employee’s employment. Employee shall not retain any copy or other reproduction whatsoever of any Employer property after the termination of Employee’s employment. Employee will also comply with the At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement executed by Employee.

13.         Each Party shall bear its own costs and attorneys’ fees, if any, incurred in connection with this Agreement and Release.

14.         This Agreement and Release contains the full agreement of the Parties and may not be modified, altered, changed or terminated except upon the express prior written consent of Employer and Employee or their authorized agents.

15.         Employee acknowledges and agrees that: (a) no promise or inducement for this Agreement and Release has been made except as set forth in this Agreement and Release; (b) this Agreement and Release is executed by Employee without reliance upon any statement or representation by Employer except as set forth herein; (c) Employee is legally competent to execute this Agreement and Release and to accept full responsibility therefor; (d) Employee has been given forty-five (45) days within which to consider this Agreement and Release; (e) Employee has used all or as much of that forty-five (45) day period as Employee deemed necessary to consider fully this Agreement and Release and, if Employee has not used the entire forty-five (45) day period, Employee waives that period not used; (f) Employee has read and fully understands the meaning of each provision of this Agreement and Release; (g) Employer has advised Employee to consult with an attorney concerning this Agreement and Release; (h) Employee freely and voluntarily enters into this Agreement and Release; and (i) no fact, evidence, event, or transaction currently unknown to Employee but which may hereafter become known to Employee shall affect in any manner the final and unconditional nature of the release stated above.

16.         [RESERVED]

17.         This Agreement and Release shall become effective and enforceable on the eighth (8th) day following execution hereof by Employee unless Employee revokes it by so advising Employer in writing before the end of the seventh (7th) day after its execution by Employee.

18.         This Agreement and Release shall be governed by and construed in accordance with the laws of the State of New York.

19.         Any notice or communication required or permitted to be given hereunder shall be in writing and deemed duly served on and given (i) when delivered personally; (ii) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; (iii) upon delivery by fax with written facsimile confirmation; or (iv) one (1) business day after deposit with a commercial overnight carrier, with written verification of receipt. Such notices shall be in writing and delivered to the address set forth on the signature page hereto, or to such other notice address as the other Party has provided by written notice.

20.         The waiver by a Party of a breach of any provision herein shall not operate or be construed as a waiver of any subsequent breach by the other Party.

21.         The provisions of this agreement are severable. Should any provision herein be declared invalid by a court of competent jurisdiction, the remainder of the agreement will continue in force, and the Parties agree to renegotiate the invalidated provision in good faith to accomplish its objective to the extent permitted by law.

22.         This Agreement and Release may be signed in counterparts, and each counterpart shall be considered an original agreement for all purposes.

IN WITNESS WHEREOF, the Parties have hereunto set their hands.

Peter Kent	For Liquid Holdings Group, Inc.

Date	Date

Address for Notices

As to Employee:	As to Employer:
Peter Kent	Liquid Holdings Group, Inc.
118 Hiawatha Avenue	800 Third Ave., 38th Floor
Oceanport, NJ 07757	New York, NY 10022
Fax:	Attn: General Counsel
Fax: (212) 293-2472

EXHIBIT B

AT WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT
AND ARBITRATION AGREEMENT

LIQUID HOLDINGS GROUP, INC.

AT WILL EMPLOYMENT, CONFIDENTIAL INFORMATION,

INVENTION ASSIGNMENT AND ARBITRATION AGREEMENT

As a condition of my employment with Liquid Holdings Group, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1.           At-Will Employment. I UNDERSTAND AND ACKNOWLEDGE THAT, EXCEPT AS EXPLICITLY SET FORTH IN MY EXECUTIVE EMPLOYMENT AGREEMENT WITH THE COMPANY, DATED AS OF OCTOBER 24, 2014, MY EMPLOYMENT WITH THE COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT-WILL” EMPLOYMENT AND THAT THIS EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT THE OPTION EITHER OF THE COMPANY OR MYSELF, WITH OR WITHOUT NOTICE.

2.           Confidential Information.

A.           Company Information. The Company may provide or deliver to me, or permit me to acquire, be exposed to and/or have access to, Confidential Information (as defined below) during my term of employment. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without the Company’s written authorization, any Confidential Information of the Company, except under a non-disclosure agreement duly authorized and executed by the Company. I understand that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefor, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, sales channels, budgets, finances or other business information disclosed or made available to me by the Company, either directly or indirectly, in writing, orally, or by drawings or observation of parts or equipment, or created by me during my period of employment, whether or not during working hours. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

B.           Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any confidential information or trade secrets, if any, of any former or concurrent employer or other person or entity to whom or which I have an obligation of confidentiality and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. I will use in the performance of my duties to the Company only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. I further agree that I will not disclose to the Company, or induce the Company to use, any inventions, confidential, or proprietary information or material belonging to any previous employer or any other person or entity.

C.           Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

D.           Legally Required Disclosure. I understand that I will not be in violation of this Agreement if I disclose any Confidential Information or third-party confidential or proprietary information in response to legal process, court order or other legal requirement to disclose. However, I agree to give the Company prior notice, to the extent reasonably practicable, of any such legally required disclosure and to cooperate with all reasonable efforts of the Company (at its expense) to resist or limit the required disclosure.

3.           Inventions.

A.           Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to the Company’s current or proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If disclosure of any Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A, but am only to disclose a cursory name for each such Prior Invention, a listing of the party or parties to whom or which it belongs and the fact that full disclosure as to such Prior Invention has not been made for that reason. If in the course of my employment with the Company, I incorporate into a Company product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, use, make derivative works of, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto. However, I further agree that I will not incorporate, or permit to be incorporated, any Prior Invention without the Company’s prior written consent.

B.           Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company or its designee and hereby agree hereafter to assign to the Company or its designee as necessary, all my right, title, and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, that relate in any way to the Company’s current or proposed businesses, products or research and development and that I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”). I further acknowledge that all inventions, original works of authorship, developments, concepts, know-how or trade secrets which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company are “works made for hire,” as that term is defined in the United States Copyright Act (to the greatest extent permitted by applicable law) and are compensated by my salary. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention.

C.           Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

D.           Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, electronic data or recordings, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy, which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business.

E.           Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including (without limitation) the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution, issuance, maintenance or transfer of letters patent or copyright registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, which I now or hereafter have for the infringement of any and all proprietary rights assigned to the Company.

4.           Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation or consulting directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company, without the Company’s express written consent.

5.           Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, all Inventions, Confidential Information and those records maintained pursuant to Section 3.D above. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B.

6.          Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer or any party with whom I maintain a consulting relationship about my rights and obligations under this Agreement.

7.          Solicitation of Employees. I agree that during my employment with the Company and for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause (or such longer period specified in a validly executed and enforceable written employment agreement between the Company and me), I shall not either directly or indirectly solicit, induce, recruit or encourage, other than by means of general advertising to the public, any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

8.          Business Policies. I agree to diligently adhere to the Company’s business policies, including without limitation the Code of Business Conduct, the Insider Trading Policy and the Guidelines for Public Disclosures and Communications with the Investment Community.

9.          Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

10.         Arbitration and Equitable Relief.

A.           Arbitration. IN CONSIDERATION OF MY EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES AND MY RECEIPT OF THE COMPENSATION, PAY RAISES AND OTHER BENEFITS PAID TO ME BY THE COMPANY, AT PRESENT AND IN THE FUTURE, ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO MY EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT SHALL BE SETTLED BY ARBITRATION ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) UNDER ITS NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES (“AAA NATIONAL RULES”) AND JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

B.           Procedure. I AGREE THAT THE NEUTRAL ARBITRATOR WILL BE SELECTED IN A MANNER CONSISTENT WITH THE AAA NATIONAL RULES. I AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION AND MOTIONS TO DISMISS AND DEMURRERS, PRIOR TO ANY ARBITRATION HEARING. I ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES, INCLUDING ATTORNEYS’ FEES AND COSTS, AVAILABLE UNDER APPLICABLE LAW. I UNDERSTAND THE COMPANY WILL PAY FOR ANY ADMINISTRATIVE OR HEARING FEES CHARGED BY THE ARBITRATOR OR AAA EXCEPT THAT I SHALL PAY THE FIRST $200.00 OF ANY FILING FEES ASSOCIATED WITH ANY ARBITRATION I INITIATE. I AGREE THAT THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN A MANNER CONSISTENT WITH THE AAA NATIONAL RULES. I AGREE THAT THE DECISION OF THE ARBITRATOR SHALL BE IN WRITING.

C.           Remedy. EXCEPT AS PROVIDED BY THE AAA NATIONAL RULES AND SECTION 10.D below, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE AND FINAL REMEDY FOR ANY DISPUTE BETWEEN ME AND THE COMPANY. ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE AAA NATIONAL RULES AND SECTION 10.D below, NEITHER I NOR THE COMPANY WILL BE PERMITTED TO PURSUE COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION. NOTWITHSTANDING, THE ARBITRATOR WILL NOT HAVE THE AUTHORITY TO DISREGARD OR REFUSE TO ENFORCE ANY LAWFUL COMPANY POLICY, AND THE ARBITRATOR SHALL NOT ORDER OR REQUIRE THE COMPANY TO ADOPT A POLICY NOT OTHERWISE REQUIRED BY LAW WHICH THE COMPANY HAS NOT ADOPTED.

D.           Availability of Injunctive Relief. IN ADDITION TO THE RIGHT UNDER THE AAA NATIONAL RULES TO PETITION THE COURT FOR PROVISIONAL RELIEF, I AGREE THAT ANY PARTY MAY ALSO PETITION THE COURT FOR INJUNCTIVE RELIEF WHERE EITHER PARTY ALLEGES OR CLAIMS A VIOLATION OF THE AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT AND ARBITRATION AGREEMENT BETWEEN ME AND THE COMPANY OR ANY OTHER AGREEMENT REGARDING TRADE SECRETS, CONFIDENTIAL INFORMATION OR NONSOLICITATION. I UNDERSTAND THAT ANY BREACH OR THREATENED BREACH OF SUCH AN AGREEMENT WILL CAUSE IRREPARABLE INJURY AND THAT MONEY DAMAGES WILL NOT PROVIDE AN ADEQUATE REMEDY THEREFOR. IN THE EVENT EITHER PARTY SEEKS INJUNCTIVE RELIEF, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER REASONABLE COSTS AND ATTORNEYS FEES.

E.           Administrative Relief. I UNDERSTAND THAT THIS AGREEMENT DOES NOT PROHIBIT ME FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE OR FEDERAL ADMINISTRATIVE BODY SUCH AS THE NEW YORK STATE DIVISION OF HUMAN RIGHTS, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR THE WORKERS’ COMPENSATION BOARD. THIS AGREEMENT DOES, HOWEVER, PRECLUDE ME FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM.

F.           Voluntary Nature of Agreement. I ACKNOWLEDGE AND AGREE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND THAT I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT I AM WAIVING MY RIGHT TO A JURY TRIAL. FINALLY, I AGREE THAT I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

11.         General Provisions.

A.           Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of New York. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in New York County, New York for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

B.           Entire Agreement; Amendment. This Agreement and the Employment Agreement set forth the entire agreement and understanding between the Company and me relating to their subject matter and supersede all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement will be effective unless in writing signed by the Company and me. Any subsequent change or changes in my duties, obligations, rights salary or compensation will not affect the validity or scope of this Agreement.

C.           Severability. If one or more of the provisions in this Agreement are deemed void by law, then a court having jurisdiction may reform such provisions to make them valid and enforceable, and the remaining provisions will continue in full force and effect.

D.           Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

E.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Faxed signatures to this Agreement shall be binding for all purposes.

F.           Survival. The provisions of this Agreement shall survive the termination my employment with the Company and the assignment of this Agreement by the Company to any successor in interest or assignee.

G.           Waiver. No waiver by a party of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by a party of any right under this Agreement shall be construed as a waiver of that right in any other circumstance or of any other right. Neither party shall be required to give notice to enforce strict adherence to all terms of this Agreement.

Date:
Signature of Employee

Print Name of Employee
Witness:

Exhibit A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

The following is a complete list of all inventions or improvements relevant to the subject matter of my relationship with the Company that have been made or conceived or first reduced to practice by me alone or jointly with other prior to my engagement by the Company:

Title	Date	Identifying Number or Brief Description

___ No inventions or improvements

___ Additional Sheets Attached

Date:
Signature of Employee

Print Name of Employee

Exhibit B

TERMINATION CERTIFICATION

1.          At the commencement of, or during my employment with Liquid Holdings Group, Inc. (formerly Liquid Holdings Group, LLC) or one of its subsidiaries or affiliates (collectively, “LHG”), I signed an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Agreement”) (a copy of which has been received by me), and I have reread that Agreement. I acknowledge that I have acquired knowledge of or had access to trade secrets and proprietary or confidential information of LHG during my employment, including but not limited to the information in my notebooks and those items identified below.

2.          I have been advised and understand that my obligations under the Agreement, including, without limitation, my obligations with respect to “Confidential Information” (as defined in the Agreement), continue in full force and effect notwithstanding the termination of my employment. More specifically, following termination of my employment with LHG, I will hold in the strictest confidence and will not use, publish or disclose, or permit others to use, publish or disclose any Confidential Information. For example, I will not impart Confidential Information to any of my subsequent employers. I have also been advised and understand my obligations with respect to solicitation of employees. More specifically, I will not, for a period of twelve (12) months (or such longer period as may be specified in any employment agreement between the Company and me), directly or indirectly solicit, induce, recruit or encourage any of the employees of LHG to leave their employment.

3.          I have delivered to LHG all LHG property, including all documents and data of any nature pertaining to my work for LHG or the work of any employees of LHG, or consultants to LHG. I will promptly deliver to LHG all such property which may hereafter be in my possession or under my control or to which I may gain access. I do not have in my possession, nor have I failed to return, any diskettes, tapes, drawings, blueprints, notes, memoranda, specifications, or other documents, or other media containing or disclosing any of LHG’s trade secrets or proprietary or confidential information, or copies of any of the foregoing, or other materials, tools, equipment, or other property belonging to LHG.

4.          I understand that the items listed above are not intended to be an exhaustive list of all LHG’s trade secrets or proprietary or confidential information to which I have been exposed, but rather are intended to indicate generally the type of information contemplated by the Agreement. I understand that the listing of certain areas of trade secrets, proprietary information and confidential information should not be interpreted to mean that I am at liberty to use or disclose other unlisted trade secrets, proprietary information or confidential information. I am fully aware of the critical trade secret status of information and activity surrounding LHG’s development and marketing strategies and have actively participated in efforts to protect the trade secrets, proprietary and confidential information of LHG.

5.          I further certify that I have complied with all the terms of the Agreement, including (without limitation) the reporting of any Inventions (as defined therein), conceived or made by me (solely or jointly with others) covered by the Agreement.

I HAVE READ THE ABOVE AND UNDERSTAND ITS CONTENTS.

NOT FOR SIGNATURE
Date	Employee Signature

Exit interview conducted by _______________________ on ______________

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